Exhibit 99.1
PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Finance & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-1998	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Announces Preliminary Unaudited Full Year 2009 Financial Results
Anticipates Full Year 2009 Revenue of Approximately $370 Million
Announces Full Year 2010 Revenue Guidance of $480 Million to $500 Million
SAN DIEGO, January 29, 2010 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, today announced preliminary unaudited financial results for the full year ended December 31, 2009.
NuVasive anticipates full year 2009 revenue of approximately $370 million, ahead of previously issued guidance. The Company announced anticipated full year 2009 revenue in advance of its annual global sales meeting, which will take place January 29-30, 2010. The Company expects full year 2009 GAAP earnings per share of $0.14 to $0.15. Excluding intellectual property litigation expenses, acquisition related charges, and the benefit of the reversal of a leasehold termination charge, the Company expects full year 2009 earnings per share of $0.30 to $0.31.

The Company reiterated 2010 revenue guidance of 30% — 35% growth, or $480 million to $500 million in revenues, and 2010 full year non-GAAP operating margin guidance of approximately 17%, expanding to approximately 20% in the fourth quarter of 2010. Non-GAAP operating margin guidance excludes stock based compensation, amortization of intangibles, intellectual property litigation costs, and acquisition related charges.
NuVasive will not hold a conference call to discuss its preliminary unaudited full year 2009 financial results. The Company will announce complete financial and operating details of its fourth quarter and the full year ended December 31, 2009, and will give detailed guidance for 2010 after the market closes on February 25, 2010. The Company will hold a conference call the same day at 5:30 p.m. ET (2:30 p.m. PT).
Alex Lukianov, Chairman and Chief Executive Officer, said, “We are pleased with the revenue growth and solid earnings leverage demonstrated in 2009, and we are very excited about the outlook for NuVasive in 2010. All of our products continue to gain market share as surgeon adoption expands. This week at the NuVasive Sales Meeting we look forward to recognizing our top performers and encouraging continued outstanding results in 2010.”
About NuVasive
NuVasive is a medical device company focused on the design, development, and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused primarily on the $5.0 billion U.S. spine implant market. Additionally, the Company has expanded into the $1.7 billion global biologics market, the $1.7 billion international market, and is developing products for the emerging motion preservation market.
NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines four categories of products that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 50 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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